Exhibit 10.17

December 20, 2019

Mr. William R. Ringo

VIA ELECTRONIC MAIL

Dear Bill,

This letter amends the employment offer letter we entered into with you on October 4, 2019, as amended October 8, 2019.

We will reimburse you for or pay the expenses of (i) up to one commercial roundtrip flight (any class of service and including any change fees) per month between San Francisco International Airport (SFO) and Indianapolis International Airport (IND) for each of you and your spouse during your employment as interim Chief Executive Officer (each such trip a “Monthly Flight”) and (ii) ground transportation (including by taxi or other on-demand transportation service or executive car service) to and from your short-term residence in San Francisco, California, and SFO and to and from your residence in the Indianapolis, Indiana, area and IND (“Ground Transportation”) in connection with any Monthly Flight.  In addition, we will reimburse you for or pay the expenses of (i) the commercial flights (for any class of service and including any change fees) you or your spouse have taken between San Francisco International Airport (SFO) and Indianapolis International Airport (IND) during your employment as interim Chief Executive Officer and (ii) any related Ground Transportation.  We will pay you a gross-up amount to the extent any such reimbursements or payments referred to in the preceding sentences are deemed income to you to cover the amount of withholding taxes that would be due on such deemed income.

To accept this amendment to your offer letter, please sign, date and return this letter to Francis Sarena, Chief Strategy Officer and Secretary of Five Prime.

Sincerely,

Five Prime Therapeutics, Inc.

/s/ Peder Jensen
Peder Jensen
Chairman of the Compensation and Management Development Committee
of the Board of Directors

Accepted:

/s/ William R. Ringo
William R. Ringo

Phone + 1 415 365 5600	Five Prime Therapeutics, Inc.
fiveprime.com	111 Oyster Point Boulevard
South San Francisco, CA 94080